Exhibit 99.2

                        JOINT FILERS' NAMES AND ADDRESSES

1. Insight Venture Partners IV (Co-Investors), L.P.
2. Insight Venture Partners (Cayman) IV, L.P.
3. Insight Venture Partners IV (Fund B), L.P.
4. Insight Venture Associates IV, L.L.C.
5. Insight Holdings Group, LLC

   The business for all of the above reporting persons is:

   680 Fifth Avenue
   8th Floor
   New York, NY 10019